Exhibit 10.7

COMPASS MINERALS INTERNATIONAL, INC.
 2005 INCENTIVE AWARD PLAN

RULES, POLICIES AND PROCEDURES
FOR EQUITY AWARDS GRANTED TO EMPLOYEES

(Adopted February 25, 2015)

1.	Purpose

These Rules, Policies and Procedures (collectively “Plan Policies”) are adopted by the Compensation Committee of the Board of Directors of Compass Minerals International, Inc., and set forth the general rules of administration relating to the grant of Awards to Employees made on or after February 25, 2015, pursuant to the Compass Minerals International, Inc. 2005 Incentive Award Plan (the “Plan”).

If there is any conflict between the terms and conditions of the Plan Policies and any Award Agreement, the Plan Policies will control.

All capitalized terms used in these Plan Policies have the meaning set forth in the Plan, except to the extent otherwise specifically provided in this document.

The Committee may supplement the Plan Policies from time to time with additional polices governing specific items and set forth in a separate instrument.  Any such separate instrument shall be deemed to be a part of the Plan Policies set forth in this document.

The Committee reserves the right to amend or repeal all or any portion of the Plan Policies effective at any time without notice and subject to all applicable securities laws and future changes to such securities laws.

2.	Definitions.

With respect to any Award granted under the Plan, the following terms shall have the meaning set forth below unless such term is specifically defined otherwise in an applicable Award Agreement.

(a)	“Cause” means, in connection with a Participant’s termination of employment, (i) the conviction of a Participant of, or plea of guilty or nolo contendere by the Participant to, a felony or misdemeanor involving moral turpitude, (ii) the indictment of a Participant for a felony or misdemeanor under federal securities laws, (iii) the willful misconduct or gross negligence by a Participant resulting in material harm to the Company or any Subsidiary, (iv) fraud, embezzlement, theft, or dishonesty by a Participant against the Company or any Subsidiary, or willful violation by the Participant of a policy or procedure of the Company or Subsidiary, resulting in any case in material harm to the Company or Subsidiary, or (v) breach of any confidentiality agreement, obligation or policy and/or breach of any restrictive covenant agreement, obligation or policy or similar agreement by and between the Participant and the Company or Subsidiary.  For purpose of the foregoing, no act or failure to act by a Participant shall be considered “willful” unless done or omitted to be done by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company or its Subsidiaries.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

Notwithstanding the foregoing, with respect to any Participant who is a party to a Change in Control Severance Agreement with the Company or a Subsidiary, the term “Cause” shall have the same meaning as set forth in such Change in Control Severance Agreement.

(b)	“Disability” means a Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months; or is, by reason of a medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(c)	“Good Reason” means, in connection with a Participant’s termination of employment, the occurrence of any of the following events within 18 months (or 24 months for any Participant subject to a Change in Control Severance Agreement) after a Change of Control without a Participant’s express written consent: (i) a material adverse change in the Participant’s duties or responsibilities as of the Change of Control (or as the same may be increased from time to time thereafter); provided, however, that “Good Reason” shall not be deemed to occur upon a change in the Participant’s reporting structure, upon a change in the Participant’s duties or responsibilities that is a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this definition, or upon a change in the Participant’s duties or responsibilities that is part of an across the board change in duties or responsibilities of employees at the Participant’s level; (ii) any material reduction in the Participant’s annual base salary or annual target or maximum bonus opportunity in effect as of the Change of Control (or as the same may be increased from time to time thereafter); provided, however, that “Good Reason” shall not include such a reduction of less than 10% that is part of an across the board reduction applicable to employees at the Participant’s level; (iii) Company’s relocation of the Participant more than 50 miles from the Participant’s primary office location and more than 50 miles from the

Participant’s principal residence as of the Change of Control; or (iv) any material breach of the Participant’s Award Agreement.

Notwithstanding the foregoing, with respect to any Participant who is a party to a Change in Control Severance Agreement with the Company or a Subsidiary, the term “Good Reason” shall have the same meaning as set forth in such Change in Control Severance Agreement.

Notwithstanding the foregoing, a Participant must provide written notice of termination of employment to the Company within 90 days of the Participant’s initial knowledge of an event constituting termination for Good Reason (or such event shall not constitute termination for Good Reason under the Plan) and the Company shall have a period of at least 30 days to cure such event without triggering a termination for Good Reason.

(d)	“Retirement” means, with respect to an Employee, such Employee’s voluntary separation from service on or after attaining age sixty-two (62) with a combined age and years of service equal to or greater than sixty-seven (67).

4.	Termination of Employment. Except as provided in paragraphs 5, 6, 7, 8 or 9 below, if a Participant’s employment with the Company and its Subsidiaries ends prior to the last day of an applicable vesting under the Award Agreement, then all further vesting shall cease as of the date of such termination and all unvested awards will be forfeited. In the case of a Non-Qualified Stock Option, the Participant shall have 90 days to exercise such option (to the extent vested).

5.	Retirement.

(a)	Performance Stock Units. If a Participant’s employment with the Company and its Subsidiaries ends prior to the last day of an applicable Performance Period due to Retirement, then the Performance Stock Units granted under an Award Agreement will be earned based on the Company’s actual performance for the entire Performance Period, but shall vest pro rata as of the date of Retirement (based on the number of months of service completed during the applicable Performance Period, treating any partial month as a completed month and rounding up to the nearest whole share). Payment (if any) shall be made to the Participant at the same time and in the same manner that payment would have been paid to the Participant had he or she remained in employed through the end of the Performance Period; provided that payment will be delayed to the extent necessary to comply with Section 409A of the Code.[1]

1 Example:  Assume a participant is granted 1,000 units and retires 12 months into the 36 month performance period.  Also assume that the performance hurdles are met at 120% of target at the end of the 36 month performance period.  Under these facts, the retired participant would receive a payout of 1,200 units x 12/36 months = 400 shares following the end of the 36 month performance period.

(b)	Restricted Stock Units. If a Participant’s employment with the Company and its Subsidiaries ends prior to the last day of an applicable vesting date due to Retirement, then any unvested Restricted Stock Units granted under the Award Agreement will vest pro rata as of the date of Retirement (based on the number of months of service completed during the applicable vesting period, treating any partial month as a completed month and rounding up to the nearest whole share) and will be paid at the same time and in the same manner that such Award would have been paid to the Participant had he or she remained in employed through the vesting date under the Award Agreement; provided that payment is conditioned upon satisfaction of all applicable performance goals and will be delayed to the extent necessary to comply with Section 409A of the Code.[2]

(c)	Non-Qualified Stock Options. If a Participant’s employment with the Company and its Subsidiaries ends prior to the last day of the applicable vesting period due to Retirement, then any unvested Non-Qualified Stock Options granted under such Award Agreement will vest pro rata as of the date of Retirement (based on the number of months of service completed during the applicable vesting period, treating any partial month as a completed month and rounding up to the nearest whole share); and the Participant shall have until the expiration of the third (3rd) anniversary of his or her Retirement to exercise any vested Non-Qualified Stock Options.[3]

6.	Death.

(a)	Performance Stock Units. If a Participant’s employment with the Company and its Subsidiaries ends prior to the last day of an applicable Performance Period due to death, then the Performance Stock Units granted under the Award Agreement will be 100% vested and paid “at target” within 60 days of the Participant’s death.

(b)	Restricted Stock Units. If a Participant terminates employment with the Company and its Subsidiaries prior to the last day of an applicable vesting date due to death, then the Restricted Stock Units granted under the Award Agreement will be 100% vested and paid within 60 days of the Participant’s death.

(c)	Non-Qualified Stock Options. If a Participant terminates employment with the Company and its Subsidiaries prior to the last day of the applicable vesting period due to death, then any unvested Non-Qualified Stock Options granted under such Award Agreement will vest pro rata as of the date of death (based on the number of months of service completed during the applicable vesting period, treating any

2 Example:  Assume a participant is granted 1,000 units and retires 24 months into the 36 month vesting period.  Also assume that the performance hurdle is met for the first year.  Under these facts, the retired participant would receive a payout of 1,000 units x 24/36 months = 667 shares following the end of the 36 month vesting period.

3 Example:  Assume a participant is granted 100 options which vest 25% per year over four years.  Also assume the participant retires 18 months after the grant date.  Under these facts, the retired participant will be vested in 38 options (25 attributable to year one and 13 attributable to year two). The remaining options (62 in total) would be forfeited.  The participant will have 36 months to exercise his or her vested options.

partial month as a completed month and rounding up to the nearest whole share); and the Participant’s beneficiary shall have until the expiration of the third (3rd) anniversary of the Participant’s death to exercise any vested Non-Qualified Stock Options.4

7.	Disability.

(a)	Performance Stock Units. If a Participant’s employment with the Company and its Subsidiaries ends prior to the last day of an applicable Performance Period due to Disability, then the Performance Stock Units granted under an Award Agreement will not be forfeited but instead will continue to vest and will be paid at the same time and in the same manner that such Award would have been paid to the Participant had he or she remained in employed through the end of the Performance Period; provided that payment will be delayed to the extent necessary to comply with Section 409A of the Code.[5]

(b)	Restricted Stock Units. If a Participant terminates employment with the Company and its Subsidiaries prior to the last day of an applicable vesting date due to Disability, then any Restricted Stock Units granted under the Award Agreement will not be forfeited but instead will continue to vest and will be paid at the same time and in the same manner that such Award would have been paid to the Participant had he or she remained in employed through such vesting date; provided that payment is conditioned upon satisfaction of all applicable performance goals and will be delayed to the extent necessary to comply with Section 409A of the Code.[6]

(c)	Non-Qualified Stock Options. If a Participant terminates employment with the Company and its Subsidiaries prior to the last day of the applicable vesting period due to Disability, then any Non-Qualified Stock Options granted under the Award Agreement will not be forfeited but instead will continue to vest and must be exercised no later than the third (3rd) anniversary of the Participant’s Disability.

8.	Change of Control.

(a)	Restricted Stock Units. If in connection with a Change of Control: (i) a Participant’s Restricted Stock Units are not assumed or an economically equivalent right is not substituted by the surviving or successor entity immediately after such Change in Control, or (ii) a Participant is involuntarily

4 See Example at footnote 3.

5 Example:  Assume a participant is granted 1,000 units and becomes disabled 12 months into the 36 month performance period.  Also assume that the performance hurdles are met at 120% of target at the end of the 36 month performance period.  Under these facts, the disabled participant would receive a payout of 1,200 shares following the end of the 36 month performance period.

6 Example:  Assume a participant is granted 1,000 units and becomes disabled 24 months into the 36 month vesting period.  Also assume that the performance hurdle is met for the first year.  Under these facts, the disabled participant would receive a payout of 1,000 shares following the end of the 36 month vesting period terminated without Cause or terminates for Good Reason in either case within 18 months (or 24 months for any Participant subject to a Change in Control Severance Agreement) following such Change of Control and prior to the end of the applicable restriction period, then such Restricted Stock Units shall become immediately vested and shall be paid within 30 days following the effective date of such Change of Control or termination of employment (as applicable).  Notwithstanding the foregoing, if payment is made pursuant to clause (i) above and the Change of Control event does not constitute a “change in control” within the meaning of Section 409A of the Code, then payment will be delayed until the applicable vesting date or, if earlier, the Participant’s termination of employment following the Change of Control event.

(b)	Performance Stock Units. If in connection with a Change of Control: (a) a Participant’s Performance Stock Units are not assumed or an economically equivalent right is not substituted by the surviving or successor entity, or (b) a Participant is involuntarily terminated without Cause or terminates for Good Reason in either case within 18 months (or 24 months for any Participant subject to a Change in Control Severance Agreement) of such Change of Control and prior to the end of the applicable Performance Period, then the number of Performance Stock Units earned with respect to the Performance Period shall be determined based on the Company’s actual performance through the effective date of such Change of Control or termination of employment (as applicable), or the most recent practicable measurement date if performance data is not available through such date. The Participant shall then receive, within 30 days following such Change in Control or termination of employment (as applicable), a number of shares of Stock of the Company or stock of the surviving or successor entity (in certificate or book entry form and rounded to the nearest whole share) equal to the number of Performance Stock Units determined to have been earned; provided, however, payment shall be made in cash if the Stock of the Company or the stock of the surviving or successor entity with respect to which such Stock is converted is not traded on a national securities exchange or automated dealer quotation system.

(c)	Non-Qualified Stock Options. If in connection with a Change of Control: (i) a Participant’s Non-Qualified Stock Options are not assumed or an economically equivalent right is not substituted by the surviving or successor entity immediately after such Change in Control, or (ii) a Participant is involuntarily terminated without Cause or terminates for Good Reason in either case within 18 months (or 24 months for any Participant subject to a Change in Control Severance Agreement) following such Change of Control and prior to the end of the applicable vesting period, then such Non-Qualified Stock Options shall become immediately vested and exercisable. If the Participant is involuntarily terminated without Cause or terminates for Good Reason, he will have one (1) year following such termination to exercise the Non-Qualified Stock Options.

9.	Involuntary Termination for Cause. If a Participant’s employment with the Company and its Subsidiaries ends due to termination for Cause, then all outstanding Awards (irrespective of whether or not vested) shall be immediately forfeited and shall have no further force or effect.

10.	Exercise of Non-Qualified Stock Options. A Participant may exercise Non-Qualified Stock Options by delivering to the Company (or its authorized agent), during the period in which such Non-Qualified Stock Options are exercisable, (i) a notice, which may be electronic, of the Participant’s intent to purchase a specific number of shares of Stock pursuant to an Award Agreement (a “Notice of Exercise”), and (ii) full payment of the price per share of Stock (“Option Price”) for such specific number of shares of Stock. Payment may be made by any one or more of the following means:

(a) cash, personal check, or wire transfer;

(b) if approved and permitted by the Committee, shares of Stock, owned by the Participant, with a Fair Market Value on the date of exercise equal to the Option Price, which such shares of Stock must be fully paid, non-assessable, and free and clear from all liens and encumbrances;

(c) if approved and permitted by the Committee, through the sale of the shares of Stock acquired on exercise of Non-Qualified Stock Options through a broker to whom the Participant has submitted irrevocable instructions to deliver promptly to the Company an amount sufficient to pay for such shares of Stock, together with, if required by the Company, the minimum statutory amount of federal, state, local or foreign withholding taxes payable by reason of such exercise. A copy of such delivery instructions must also be delivered to the Company by you with the notice of exercise; or

(d) if approved and permitted by the Committee, with Restricted Stock Units owned by the Participant with a Fair Market Value on the date of exercise equal to the Option Price, in which case an equal number of shares of Stock delivered on exercise of the Non-Qualified Stock Options will carry the same restrictions as the Restricted Stock Units tendered to pay the exercise price.

If a Participant’s right to exercise an Option expires during a blackout trading period and Participant is prohibited from exercising the Option during such period due to trading restrictions, the Participant will have an additional thirty (30) days following the expiration of such blackout period to exercise the Option.

11.	Dividend Equivalents.

(a)	Performance Stock Units. A Participant who has been granted Dividend Equivalents with respect to his or her Performance Stock Units shall be entitled to receive Dividend Equivalents based upon the number of Performance Stock Units vested and earned by the Participant pursuant to the Award Agreement. Such Dividend Equivalents shall be paid in cash (or other property being distributed) at the same time payment is made with respect to the Participant’s Performance Stock Units.

(b)	Restricted Stock Units. A Participant who has been granted Dividend Equivalents with respect to his or her Restricted Stock Units shall be entitled to receive Dividend Equivalents based upon the number of Restricted Stock Units subject to the Award. Dividend Equivalents shall be paid in cash (or other property being distributed) no later than March 15 of the year following the year with respect to which such Dividend Equivalents relate; provided that (i) the Participant must be employed on the record date to receive Dividend Equivalents with respect to such record date, and (ii) payment shall be conditioned upon the satisfaction of any performance hurdle set forth in the Award Agreement.

(c)	Non-Qualified Stock Options. No Dividend Equivalents will be paid with respect to Non-Qualified Stock Options.

12.
Beneficiary Designations.  Each Participant may designate a death beneficiary with respect to any Award granted under the Plan on such forms or in such manner designated by the Committee.  In the absence of such beneficiary designation, a married Participant’s surviving spouse and an unmarried Participant’s estate shall be deemed to be the Participant’s beneficiary for purposes of the Plan.  With respect to any Award subject to Section 409A of the Code, payment will be made within 60 days following the Participant’s death.

13.	Miscellaneous.

(a)	Fractional Shares. The Company shall not be required to issue any fractional Shares. The Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether fractional shares shall be eliminated by rounding up or down as appropriate.

(b)	Restrictions on Transfer. No Award may be assigned, transferred or otherwise disposed of except by will or the laws of descent and distribution. Upon any attempt to assign, transfer or otherwise dispose of an Award, or any right or privilege conferred thereby, or upon any attempted sale under any execution, attachment or similar process, any rights and privileges conferred under the applicable Award Agreement shall be immediately null and void.

(c)	Taxes. Each Participant will be solely responsible for any federal, state or other taxes imposed in connection with the granting of an Award or the delivery of shares of Stock pursuant thereto, and the Participant authorizes the Company or any Subsidiary to make any withholding for taxes which the Company or any Subsidiary deems necessary or proper in connection therewith. Upon recognition of income by a Participant with respect to an Award, the Company shall withhold taxes pursuant to the terms of the Plan.

(d)	Changes in Circumstances. Each Participant assumes all risks incident to any change in the applicable laws or regulations or incident to any change in the value of an Award, or the shares of Stock issued pursuant thereto, after the date of grant.

(e)	Conflict Between Plan and an Award Agreement. In the event of a conflict between an Award Agreement and the Plan, the provisions of the Plan shall govern. In the event of any inconsistencies between the definitions and other terms and conditions under a Participant’s employment agreement, if any, and an Award Agreement or the Plan, the Participant’s employment agreement shall control.

(f)	Committee Authority. The Committee will have the power and discretion to interpret an Award Agreement and to adopt such rules for the administration, interpretation and application of an Award Agreement (including rules not described herein) as are consistent with the Plan and an Award Agreement. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon a Participant, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to an Award Agreement.

(g)	Notices. All notices, claims, certificates, requests, demands and other communications relating to an Award shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company:  Compass Minerals International, Inc., 9900 West 109th Street, Suite 100, Overland Park KS 66210, Attn: Senior Vice President Corporate Services

If to a Participant:   At the Participant’s address on file with the Company.

Any such notice or communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

(h)	No Guarantee of Employment. Nothing in an Award Agreement shall confer upon any Participant any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or Subsidiary, as the case may be, to sever the Participant’s employment or to increase or decrease the Participant’s compensation at any time.

(i)	Governing Law. Each Award and Award Agreement shall be governed under the laws of the State of Delaware without regard to the principles of conflicts of laws. The United States District Court for the District of Kansas (Kansas City, Kansas) shall be the exclusive jurisdiction for resolving any dispute relating to an Award under the Plan. As a condition of receiving an Award, each Participant irrevocably waives, to the fullest extent permitted by law, any objections that such Participant may have to the aforesaid venue, including without limitation any claim that any such proceeding brought in such court has been brought in an inconvenient forum.

(j)	Severability. Each Award Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of an Award Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of the Award Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of the Award Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(k)	Participant’s Undertaking. As a condition of receiving an Award, each Participant agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effectuate one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of an Award Agreement or the Plan.

(l)	Unfunded Obligation. Each Award Agreement is designed and shall be administered at all times as an unfunded arrangement and each Participant shall be treated as an unsecured general creditor and shall have no beneficial ownership of any assets of the Company.

(m)	Enforcement. In the event the Company or a Participant institutes litigation to enforce or protect its rights under an Award Agreement or the Plan, the party prevailing in any such litigation shall be paid by the non-prevailing party, in addition to all other relief, all reasonable attorneys’ fees, out-of-pocket costs and disbursements of such party relating to such litigation.

(n)	Waiver of Breach. The waiver by either party of a breach of any provision of an Award Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

(o)	Waiver of Jury Trial. As a condition of receiving an Award, each Participant irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder

(p)	Restrictive Covenant. Notwithstanding any provision in an Award Agreement to the contrary, each Award granted under the Plan to an Employee is expressly conditioned upon such Employee’s execution of a Restricted Covenant Agreement in the form designated by and acceptable to the Company in its sole discretion. If an Employee fails or refuses to execute such Restricted Covenant Agreement, then each Award Agreement shall be null and void ab initio.

(q)	Compliance with Section 409A. To the extent applicable and notwithstanding any provision of an Award Agreement to the contrary, an Award Agreement shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code and regulations and other guidance issued thereunder. For purposes of determining whether any payment made pursuant to the Plan results in a "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable. Any reference to a “termination of employment” or “termination of service” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A and the regulations issued thereunder. If any deferred compensation payment is payable upon separation from service and is required to be delayed pursuant to Section 409A(a)(2)(B) because a Participant is a “specified employee”, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following expiration of such six month period. If the time for payment of any amount subject to Section 409A spans the beginning of a taxable year, then payment shall be made in the second taxable year.

(r)	Compliance with Other Company Policies and Laws. Each Participant accepts any Award or Awards subject to compliance with the Company’s additional corporate policies, procedures and guidelines, including without limitation the Company’s Stock Ownership Guidelines, and the Policy Statement on Securities Law Compliance, as well as applicable securities laws.